Exhibit 99.2

NEWS RELEASE

Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5516

FOR IMMEDIATE RELEASE	Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Basic Energy Services Announces Closing of $225 Million of 7.125% Senior Notes
MIDLAND, Texas, April 12, 2006 /PRNewswire-FirstCall/ — Basic Energy Services, Inc. (NYSE: BAS) announced today that it has closed its previously announced private offering of $225 million of 7.125% Senior Notes due 2016.
Basic intends to use the net proceeds of the offering to retire the outstanding balance of approximately $90 million of Term B Loans under its secured credit facility, to repay current borrowings under its revolving credit facility (approximately $96.0 million as of March 27, 2006 including amounts borrowed during 2006 in connection with acquisitions), and the remainder for general corporate purposes.
The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.
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